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Exhibit 99(a)(1)

THE NEWKIRK MASTER LIMITED PARTNERSHIP

Offer to Purchase For Cash
Up To 99,455
of its Units of Limited Partnership Interest
At a Purchase Price Of $42.50 Per Unit

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT,
NEW YORK CITY TIME, ON MARCH 23, 2005,
UNLESS THE OFFER IS EXTENDED IN OUR SOLE DISCRETION.

        The Newkirk Master Limited Partnership, a Delaware limited partnership ("we" or your "partnership"), hereby invites its limited partners to tender their units of limited partnership interest ("units ") at a price of $42.50 per unit in cash, less the per unit distributions, if any, declared and payable by your partnership to holders of record on and after the date hereof until the expiration date of the offer, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal, which together constitute, as they may be amended from time to time, the "offer."

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS BEING TENDERED BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "RISK FACTORS" beginning on page 4 for a description of risk factors that you should consider in connection with this offer

        The 99,455 units sought represent approximately 1.6% of the outstanding units as of December 31, 2004. Affiliates of your general partner own 5,079,610 units or approximately 80.4% of the outstanding units. These affiliates do not intend to tender any of the units that they own. If you tender your units, you will not pay any commissions or transfer fees to us. You may tender all or less than all of your units. If our offer results in the tendering of more than 99,455 units, we will purchase 99,455 units on a pro rata basis according to the number of units tendered by each limited partner.

        To accept the offer, please execute the enclosed letter of transmittal and return it to us, together with any additional documents required, in the enclosed pre-addressed, postage paid envelope (see "Procedures for Tendering"). You may withdraw your tender of units at any time prior to the expiration date of the offer.

        OUR GENERAL PARTNER HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER OUR GENERAL PARTNER NOR ANY OF ITS AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING UNITS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER AND, IF SO, HOW MANY UNITS TO TENDER. YOU ARE URGED TO READ CAREFULLY THIS OFFER, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS.

QUESTIONS CONCERNING THIS OFFER SHOULD BE DIRECTED TO YOUR PARTNERSHIP AT
(888) 448-5554

February 22, 2005

i

SUMMARY TERM SHEET

        We are providing this summary for your convenience. It highlights certain material information but does not describe all of the details of this offer. We urge you to carefully read the remainder of this offer and the accompanying letter of transmittal. We have included references to the sections in this offer where you will find a more complete discussion.

Who is offering to buy my units?	The offer is being made by your partnership. See Cover Page and Introduction.
Why is your partnership making the offer?
Your partnership is making this offer to, among other things, provide liquidity to those limited partners who desire to liquidate all or part of their investment in your partnership at this time (subject to the maximum number of units we are purchasing). See Section 8.
Do I have to tender all of my units?
You can tender all or less than all of your units. If you tender less than all of your units, we anticipate that you should be able to continue to defer recognizing for income tax purposes the "phantom" gain (i.e., gain in excess of the cash purchase for your units) that you would otherwise recognize on a sale of your units. See Section 6.
What is the purchase price for my units and what is the form of payment?
The purchase price is $42.50 per unit, less the per unit distributions, if any, declared and payable by your partnership to holders of record on and after the date hereof until the expiration date of this offer. The purchase price will be paid in cash, without interest. See Cover Page and Introduction.
How was the purchase price determined?
The $42.50 per unit price represents the amount that your partnership is willing to pay for units. It is substantially below the per unit net asset value estimates made by your general partner and your partnership's primary lender. Those estimates are $85.48 and $94.93, respectively. See Section 12.
Are there any fees that I will be required to pay in connection with a tender of my units?
You will not incur any commissions or transfer fees to us for tendering your units. However, if you hold your units in an IRA or other custodial account you may incur fees charged by the custodian. See Cover Page and Section 15 ..
How long do I have to decide whether to tender my units in the offer?
You will have at least until midnight, New York City time, on March 23, 2005, to decide whether to tender your units in this offer. However, we will limit our purchases to a maximum of 99,455 units. If we receive properly completed letters of transmittal for more than 99,455 units, we will purchase 99,455 units on a pro rata basis according to the number of units tendered by each limited partner in the order in which they are received by us up to the maximum number of units we are seeking to purchase. See Section 1 and Section 2.
Can the offer be extended and under what circumstances?	This offer can be extended in your partnership's discretion, subject to applicable law. You will be notified by mail of any extension of this offer. See Section 5.

What are the most significant conditions to the offer?
There are no conditions to this offer based on the minimum units tendered or the availability of financing. However, we may not be obligated to purchase units in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. We are also not obligated to purchase any units which are validly tendered if, among other things, there is a material adverse change in our financial condition or results of operations. See Section 13.
How do I tender my units?
You must deliver a completed letter of transmittal to your partnership, 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts 02114 Attn: Special Projects Department (Telephone: (888) 448-5554 Facsimile: (617) 570-4710), no later than the time this offer expires. See Section 3.
Can my tender be rejected?
We reserve the right to reject any or all tenders of units that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, upon the terms and subject to the conditions of this offer, we will accept properly and timely tendered units. See Section 2.
Can I withdraw previously tendered units?
You can withdraw previously tendered units at any time until this offer has expired. To withdraw units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to your partnership prior to the expiration date for this offer. See Section 4.
What does your partnership think of the offer?
Neither your partnership nor its general partner is making any recommendation as to whether you should tender or refrain from tendering your units. You must make your own decision whether to tender your units. See Section 8.
Will affiliates of the general partner tender shares?
Affiliates of our general partner hold as of December 31, 2004 5,079,610 units representing approximately 80.4% of the outstanding units. These affiliates have advised your partnership that they will not be tendering any of their units in this offer. See Section 7.
What are your partnership's future intentions?
At present, your partnership has no plans or intentions with respect to an extraordinary transaction such as a merger, reorganization or liquidation, involving your partnership. However, consistent with its fiduciary obligations, the general partner of your partnership will seek and review opportunities to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or debt or a combination of your partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners. In this regard, your partnership is currently in discussions to restructure its existing credit facility with Bank of America pursuant to which the interest rate would be reduced. See Section 8.

What does your partnership own?
Your partnership holds either fee title, an estate for years or a leasehold interest in 210 real properties located throughout the United States, interests in real estate limited partnerships and other real estate related assets. Information about your partnership, its financial results and its assets, can also be found in your partnership's filings with the Securities and Exchange Commission (the "SEC") which may be inspected at the public reference facilities maintained by the SEC located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Your partnership's SEC filings also are available to the public at the SEC's website at http://www.sec.gov. See Section 9.
Following this offer will your partnership still be required to make periodic filings with the SEC?	Following the completion of the offer, your partnership will have at least 976 limited partners and will continue to be obligated to make periodic filings with the SEC.
Who should I call if I have questions about the tender offer?	You can call your partnership, toll free, at (888) 448-5554. See Back Cover.

FORWARD-LOOKING STATEMENTS

        Certain statements contained herein constitute forward-looking statements. Forward-looking statements in this offer include information relating to your partnership's intent, belief or current expectations. We identify forward-looking statements in this offer by using words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "may be," "objective," "plan," "predict," "project" and "will be" and similar words or phrases (or the negative thereof).

        The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

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  occupancy rates and market rents, which may be adversely affected by economic and market conditions which are beyond our control, including the financial condition of our tenants;

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  uncertainties relating to potential changes in interest rates and the availability of financing;

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  uncertainties relating to our property portfolio;

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  uncertainties relating to our operations;

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  uncertainties relating to unexpected capital expenditures;

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  uncertainties relating to domestic and international economic and political conditions; and

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  uncertainties regarding the impact of regulations, changes in government policy, rules or laws and industry competition.

        Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we cannot assure you that such expectations will be attained or that any deviations will not be material. We disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this offer to reflect any change in our expectations or any changes in events, conditions or circumstances on which any statement is based.

INTRODUCTION

        We are offering to purchase up to 99,455 units, representing approximately 1.6% of the outstanding units, for the purchase price of $42.50 per unit, net to the seller in cash, without interest, less any distributions paid after the date hereof and prior to the expiration date.

        This offer will expire at 12:00 midnight, New York City time, on March 23, 2005, unless we have extended the period of time during which this offer is open. If you desire to accept this offer, you must complete and sign the letter of transmittal in accordance with the instructions and mail the letter of transmittal and any other required documents to us in the manner set forth in the letter of transmittal enclosed herewith. See Section 3 of this offer for additional information. You may withdraw your tender of units to us at any time prior to the expiration date of this offer.

        This offer is not conditioned upon the receipt of financing or any minimum number of units being tendered. Our obligation to accept, and pay for, units validly tendered pursuant to this offer is conditioned upon satisfaction of the conditions set forth in Section 13 of this offer.

        Section 6 of this offer describes certain United States federal income tax consequences of a sale of units under this offer.

        This offer and the related letter of transmittal contain important information that you should read carefully before you make any decision regarding this offer.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

RISK FACTORS

        Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of this offer:

The Offer Price is Significantly Less Than Other Estimates of Net Asset Value

        The $42.50 price that we are offering is significantly less than the general partner's $85.48 estimate of the per unit net asset value. Our primary lender has also estimated the per unit net asset value at $94.93.

Offer Price May Not Represent Fair Market Value

        There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. This offer price may not reflect the fair market value of your units which could be higher than this offer price.

Loss of Future Benefits from Your Ownership of Units

        If you tender your units in response to this offer you will be giving up the opportunity to participate in future potential benefits, if any, represented by the ownership of such units, including future distributions. However, due to the nature of your interest in your partnership and the lack of a public market, opportunities to liquidate your units are limited. You will not be giving up any rights you may have to receive additional units in your partnership as a result of the settlement of a litigation described in footnote (5) to the table contained in Section 10.

Conflicts of Interest

        The purchase price for the units was established without any arms-length negotiations and may not reflect the value that would be received if your partnership were to liquidate its assets. Since we are utilizing cash of the partnership to acquire the units, we have set the purchase price at the lowest possible price that we believe may be acceptable to limited partners for their units.

Sale of Your Units Will Be a Taxable Transaction

        A sale of units to us will be taxable. Your after-tax benefit (or cost) will be based on a number of factors including your tax basis in the units sold, whether you sell all of your units and whether (if you sell at a loss) you have capital gains against which to offset your capital loss. We recommend that you consult with your tax advisor prior to tendering your units to determine your particular tax situation.

Holding Units May Result in Greater Future Value

        You might receive more value if you retain your units until your partnership is liquidated.

Continuation of your partnership

        Your partnership will continue to be operated as it has in the past. Accordingly, there may be no way to liquidate your investment in your partnership in the future until the assets are sold and your partnership is liquidated. As such, you will continue to receive K-1s until such time as your partnership is liquidated or you sell your interest in your partnership.

THE TENDER OFFER

        Section 1.    Terms of the Offer.    Upon the terms of this offer, we will accept (and thereby purchase) up to 99,455 units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in Section 4 of this offer. For purposes of this offer, the term "expiration date" shall mean 12:00 Midnight, New York City time, on March 23, 2005, unless we have extended the period of time during which this offer is open, in which case the term "expiration date" shall mean the latest time and date on which this offer, as extended by us, shall expire. See Section 5 of this offer for a description of our right to extend the period of time during which this offer is open and to amend or terminate this offer.

        This offer is subject to satisfaction of certain conditions. This offer is not conditioned upon any minimum amount of units being tendered or your partnership obtaining financing. See Section 13 of this offer, which sets forth in full the conditions of this offer. We reserve the right (but in no event shall we be obligated), in our sole discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of such conditions have not been satisfied or waived, we may (i) decline to purchase any of the units tendered, terminate this offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, purchase all units validly tendered, (iii) extend this offer and, subject to the withdrawal rights of limited partners, retain the units that have been tendered during the period or periods for which this offer is extended, or (iv) amend this offer.

        Section 2.    Proration; Acceptance for Payment and Payment for Units.    If the number of units validly tendered on or before the expiration date (and not properly withdrawn) is 99,455 or less, we will accept for payment, subject to the terms and conditions of this offer, all units so tendered. If more than 99,455 units are validly tendered on or prior to the expiration date (and not properly withdrawn), we will accept for payment an aggregate of 99,455 units so tendered on a pro rata basis according to the number of units validly tendered by each limited partner (with appropriate adjustments to avoid purchases of fractional units).

        We will pay for up to the maximum number of units validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the expiration date. In all cases, the payments for units purchased pursuant to this offer will be made only after timely receipt by us of a properly completed and duly executed letter of transmittal (or a facsimile thereof), and any other documents required pursuant to the terms hereof or by the letter of transmittal. See Section 3 of this offer for additional information.

        For purposes of this offer, we will be deemed to have accepted for payment pursuant to this offer, and thereby purchased, validly tendered units when, as and if we give verbal or written notice to your general partner of our acceptance of those units for payment pursuant to this offer. Upon the terms and subject to the conditions of this offer, payment for units tendered and accepted for payment pursuant to this offer will in all cases be made by us directly to the holder of record of the applicable units. Under no circumstances will interest be paid on the offer price by reason of any delay in making such payment.

        If any tendered units are not purchased for any reason, the letter of transmittal with respect to such units will be destroyed by us. If, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to this offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to this offer, then, without prejudice to our rights under Section 13 of this offer, we may retain tendered units and those units may not be withdrawn except to the extent that the tendering limited partners are entitled to withdrawal rights as described in Section 4 of this offer; subject, however, to our obligation under Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay limited partners the offer price in respect of units tendered or return those units promptly after termination or withdrawal of this offer.

  Section 3.    Procedures for Tendering Units.

        Valid Tender.    In order for you to participate in this offer, your units must be validly tendered and not withdrawn on or prior to the expiration date. To validly tender your units, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal must be received by us, at our address set forth on the back cover of this offer, on or prior to the expiration date. No alternative, conditional or contingent tenders will be accepted.

        Signature Requirements.    If the letter of transmittal is signed by the registered holder of a unit, then no notarization or signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no notarization or signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must either be notarized or guaranteed by an eligible institution.

        In order for you to take part in this offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

        The method of delivery of the letter of transmittal and all other required documents is at your option and risk, and delivery will be deemed made only when actually received by us.

        Backup U.S. Federal Income Tax Withholding.    If you tender your units and you are not a corporation or foreign individual, you may be subject to 28% backup federal income tax withholding unless you provide us with your correct taxpayer identification number ("TIN"). To avoid this backup withholding, you should complete and sign the substitute form W-9 included in the letter of transmittal. If you tender your units and do not complete the substitute form W-9, we will be required to withhold 28% (and if you fail to provide your TIN, an additional $50 or such other amount as may be imposed by law) from the purchase price payment made to you. See the instructions to the letter of transmittal and Section 6 of this offer.

        FIRPTA Withholding.    To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the purchase price paid to you plus the amount of your partnership's liabilities allocable to your units sold, you must complete the FIRPTA affidavit included in the letter of transmittal certifying your taxpayer identification number and address and that you are not a foreign person. See the instructions to the letter of transmittal and Section 6 of this offer.

        Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to this offer will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of, or payment for, that unit may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner, and our interpretation of the terms and conditions of this offer (including the letter of transmittal and the instructions thereto) will be final and binding. Neither us nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

        Binding Agreement. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unitholder and us on the terms set forth in this offer and the related letter of transmittal.

        Section 4.    Withdrawal Rights.    You may withdraw tendered units at any time prior to the expiration date and after the 40th day following the date of this offer, if the units have not been previously accepted for payment.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by us at the address set forth on the back cover of this offer. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and must be signed by the person(s) who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

        If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under this offer, we may retain tendered units and such units may not be withdrawn except to the extent that a tendering limited partner is entitled to withdrawal rights as set forth in this Section 4; subject, however, to our obligation, pursuant to Rule 13e-4(f))(5) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of this offer.

        Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of this offer. However, withdrawn units may be re-tendered by following any of the procedures described in Section 3 at any time prior to the expiration date.

        Section 5.    Extension of Tender Period; Termination; Amendment.    We expressly reserve the right, in our sole discretion, at any time and from time to time (i) to extend the period of time during which this offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) upon the occurrence of any of the conditions specified in Section 13 of this offer, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for and (iii) to amend this offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of units being sought, or both). Notice of an amendment will promptly be disseminated to you in a manner reasonably designed to inform you of the change in compliance with applicable securities laws. An extension of this offer will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of this offer, in accordance with Rule 14e-1(d) under the Exchange Act. If we extend this offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for units pursuant to this offer for any reason, then, without prejudice to our rights under this offer, we may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in Section 4; subject, however, to our obligation, pursuant to Rule 13e-4(f)(5) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of this offer.

        If we make a material change in the information concerning this offer or if we waive a material condition to this offer, we will extend this offer and disseminate additional tender offer materials to the extent required by Rule 13e-4 under the Exchange Act.

        This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

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  increase or decrease the price to be paid for the units,

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  increase the number of units being sought in our offer, and such increase in the number of units being sought exceeds 2% of our outstanding units, or

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  decrease the number of units being sought in our offer

and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to limited partners in the manner specified in this Section 5, then our offer will be extended until the expiration of a period of ten business days.

        Section 6.    Certain Federal Income Tax Matters.    The following summary is a general discussion of certain federal income tax considerations that should be relevant to you in connection with a sale of units in this offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of this offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your specific circumstances or to certain types of investors subject to special tax rules (for example, dealers in securities, banks, insurance companies, tax-exempt investors and, except as discussed below, foreign investors), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of units in this offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. Your resulting tax consequences will depend, in part, on your personal tax situation. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE AND LOCAL TAX CONSEQUENCES, TO YOU OF SELLING UNITS IN THIS OFFER.

        If you sell all your units in this offer, you will recognize gain on a sale of your units equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The amount of your adjusted tax basis will vary depending upon your particular circumstances, but generally will equal your initial adjusted tax basis in your units, increased by your share of your partnership's income and gain and decreased by your share of your partnership's losses and distributions. The "amount realized" with respect to a unit sold generally will be a sum equal to the amount of cash received by you for the unit plus the amount of your partnership's liabilities that are allocable to the unit. However, if you tender less than all of your units, then we expect to be able to allocate to you (with respect to your remaining units) the same amount of partnership liabilities as we allocated to you before your tender. Accordingly, your partnership anticipates that, for most limited partners who tender less than all of their units, their "amount realized" on a sale of a unit in this offer generally should not exceed the amount of cash received for the unit, and should not include the amount of your partnership's liabilities that previously were allocated to the unit. Such limited partners will recognize gain on their receipt of cash in this offer only to the extent that the amount of cash received exceeds their adjusted tax basis in all of their units (including units they retain), and will first reduce their tax basis in their units by the amount of cash distributed.

        You will be allocated a share of your partnership's taxable income or loss with respect to the units sold by you in accordance with the provisions of your partnership's limited partnership agreement concerning transfers of units. Such allocations and any cash distributed by your partnership to you or for your benefit will affect your adjusted tax basis in your units and, therefore, your taxable gain or loss upon a sale of units in this offer. In this regard, if you tender your units, you will be allocated a pro rata share of taxable income (or loss) with respect to your units sold in this offer through the effective date of such sale, but we will receive (or reduce the purchase price for) all future distributions made with respect to your units.

        Your gain on a sale of a unit in this offer generally will be treated as a long-term capital gain. Under current law, capital gains and losses of individuals and non-corporate taxpayers are taxed under tax rules different from the rules applicable to corporations. Long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum federal income tax rate of 15%; however, their gain attributable to straight-line depreciation deductions is taxed at a federal income tax rate of 25%. The maximum federal income tax rate for other income of such persons is 35%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against their ordinary income.

        Under special tax rules applicable to "passive activity losses," if you are a non-corporate taxpayer or closely held corporation, you generally cannot use your losses from your partnership to offset your non-passive activity income. As a result, you may have suspended passive activity losses from your partnership (including your suspended passive activity losses, if any, from your former Newkirk Partnership (see Section 9 below)). If you recognize a gain on the sale of your units in this offer, then any suspended passive activity losses from your partnership could be deducted by you (subject to any other applicable limitations) up to the amount of your gain recognized on the sale. Your remaining suspended passive activity losses could be deducted by you in the year of sale (subject to any other applicable limitations) if you sell all of your units in this offer, or, if you do not, could be deducted by you to the extent of your passive activity income from your partnership and other sources.

        In order to avoid liability for federal estimated tax penalties, an individual generally is required to make quarterly estimated tax payments on account of his annual tax liability. Penalties generally may be avoided by the individual's paying at least 90% of his taxes due for the current year or a percentage of his prior year's tax equal to 110%. A limited partner who elects to pay estimated taxes for 2005 equal to 110% of his tax liability for 2004 would be able to defer payment of taxes associated with a sale of his units until April, 2006, whereas a limited partner who elects to pay estimated taxes for 2005 equal to 90% of his estimated tax liability for 2004 would have to make quarterly estimated tax payments on account of his tax liability on a sale of his units beginning in 2005.

        In addition to federal income tax, you may be subject to state and local taxes on your gain (if any) on a sale of your units in this offer. You should consult with your own professional tax advisor concerning your state and local tax consequences on a sale of your units.

        Information Reporting, Backup Withholding and FIRPTA.    If you sell your units, you must report the sale by filing a statement with your federal income tax return for the year of sale. To prevent the possible application of back-up federal income tax withholding of 28% with respect to the payment of the purchase price, you will have to provide us with your correct taxpayer identification number. See the instructions in the letter of transmittal.

        If you are a foreign person (as defined in the Code), your gain, if any, on the sale of your units in this offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act, and we will be required to deduct and withhold 10% of the amount realized by you on the sale. Amounts withheld would be creditable against your U.S. federal income tax liability and, if in excess thereof, you could obtain a refund from the Internal Revenue Service by filing a U.S. federal income tax return. See the instructions in the letter of transmittal.

        Section 7.    Effects of the Offer.    If all of the units sought in this offer are tendered, the ownership interest represented by each 10,000 units will increase from 0.158% to 0.161% as a result of the purchased units being restored to the status of unissued units. Accordingly, non-tendering limited partners will receive a slightly greater percentage of all subsequent distributions made by your partnership. However, if all of the units sought in this offer are tendered, your partnership will be required to use $4,226,838 (exclusive of costs and expenses) of its current cash to pay for such units.

        Currently, affiliates of the general partner hold a 80.4% limited partner interest in your partnership. No units will be purchased from affiliates of the general partner in this offer. If all of the units sought in this offer are tendered, the ownership interest of such affiliates would increase to approximately 81.7%. Presently, as a result of the ownership of 80.4% of the units, affiliates of the general partner have the ability to control substantially all votes of the limited partners in your partnership. The offer will have no effect on this control.

        Effect on Trading Market and Transfers.    There is no established formal public trading market for the units and there is no current expectation that one will develop in the future. Therefore, a reduction in the number of limited partners should not materially further restrict the ability of limited partners to find purchasers for their units. In addition, the general partner currently limits annual transfers of units to no more than 1.9% of the outstanding units. Accordingly, depending on the success of this offer, transfers of units during the remainder of this year may be restricted.

        The units are registered under the Exchange Act, which means, among other things, that your partnership is required to furnish certain information to its limited partners and to the SEC and comply with the SEC's proxy rules in connection with meetings of, and solicitation of consents from, limited partners. In addition to the other considerations described above, we are limiting this offer to a number of units such that our purchase of units pursuant to this offer will not result in the units becoming eligible for deregistration under Section 12(g) of the Exchange Act.

  Section 8.    Future Plans.

        Your partnership is seeking to acquire units primarily to afford limited partners who are not affiliated with the general partner an opportunity to liquidate their investment in your partnership. In addition, the general partner believes that the purchase of units is an attractive investment for your partnership and does not adversely affect your partnership's ability to fund anticipated capital requirements over the next 12 months. The general partner took into account that the purchase of 99,455 units will represent the retirement of approximately 1.6% of your partnership's outstanding units at an aggregate cost of $4,226,838 (before transaction fees and other expenses) if this offer is fully subscribed. The purchase of units in this offer will be financed using your partnership's cash reserves. Units your partnership acquires in this offer will be restored to the status of unissued units and will be available for issuance by your partnership without further action by the limited partners.

        At present, your partnership has no plans or intentions with respect to an extraordinary transaction such as a merger, reorganization or liquidation, involving your partnership. However, consistent with its fiduciary obligations, the general partner of your partnership will seek and review opportunities to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or debt or a combination of your partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners. In this regard, your partnership is currently in discussions to restructure its existing credit facility with Bank of America pursuant to which the interest rate would be reduced. However, there can be no assurance that any such debt restructuring will be consummated or as to the actual terms of any such restructuring.

        NEITHER YOUR PARTNERSHIP NOR THE GENERAL PARTNER MAKES ANY RECOMMENDATION TO ANY LIMITED PARTNER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH LIMITED PARTNERS UNITS AND NEITHER OF THEM HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. LIMITED PARTNERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER UNITS AND, IF SO, HOW MANY UNITS TO TENDER.

  Section 9.    Certain Information Concerning Us.

        Your partnership is a Delaware limited partnership that owns commercial properties, most of which are net-leased to investment grade corporate tenants, as well as other real estate assets. Your partnership commenced operations on January 1, 2002 following the completion of a transaction that we refer to as the exchange, involving the merger into wholly-owned subsidiaries of your partnership of the 90 Newkirk Partnerships, each of which owned commercial properties, and the acquisition by your partnership of various assets, including those related to the management or capital structure of the Newkirk Partnerships.

        Members of the Newkirk Group, which consists of affiliates of Apollo Real Estate Fund III, L.P., executive officers of Winthrop Financial Associates, and affiliates of Vornado Realty Trust, first acquired interests in the Newkirk Partnerships in 1997 and currently own and control MLP GP LLC, the general partner of your partnership, as well as 80.4% of the units.

        As of December 31, 2004 there were 6,314,412 outstanding units, which were held of record by 1,360 limited partners. Affiliates of the general partner own 5,079,610 (approximately 80.4%) of the outstanding units. The principal executive offices of your partnership are located at 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, MA 02114. Its telephone number is (617) 570-4600.

        At December 31, 2004, your partnership owned an interest in 189 properties and limited partnership interests in seven partnerships which own 21 properties whose operations are consolidated with your partnership's for financial reporting purposes. Almost all of the properties are leased to one or more tenants pursuant to net leases with original lease terms, subject to extensions, ranging between approximately twenty and twenty-five years. Approximately 87% of the original lease terms expire between 2005 and 2009. At December 31, 2004, there were three properties which were vacant and not leased which represent approximately 245,000 square feet of your partnership's properties. The remaining 17,786,236 square feet or 98.6% are leased.

        In addition to its properties, your partnership also holds subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of your partnership's properties as well as other properties, limited partnership interests in various partnerships that own commercial net-leased properties, an interest in a management company that provides services for your partnership as well as other real estate partnerships, ground leases, remainder interests or the right to acquire remainder interests in various properties and miscellaneous other assets. In addition, your partnership, or an affiliate of your general partner, controls the general partner of the real estate limited partnerships in which your partnership owns limited partnership interests, and your partnership has an option to acquire in the future second mortgage debt secured by a substantial number of your partnership's properties as well as the properties owned by nine other partnerships.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means we can disclose important information to you by referring to another document filed separately with the SEC. We incorporate by reference each of the following docuemnts:

Your partnership's Filings	Period
Quarterly Report on Form 10-Q	Quarter ended September 30, 2004
Quarterly Report on Form 10-Q	Quarter ended June 30, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Annual Report on Form 10-K	Year ended December 31, 2003
Amendment No. 3 to Form 10	Filed May 14, 2004

        You can obtain any of the documents incorporated by reference in this offer from the SEC through the SEC's website at www.sec.gov or from us, without charge, at 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts 02114, Attention: Special Projects—The Newkirk Master Limited Partnership, Telephone (888) 448-5554. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally property means, within one business day after we receive your request.

        Section 10.    Interests of the General Partner and its Affiliates.    Affiliates of the general partner currently own 5,079,610 (approximately 80.4%) of the outstanding units. None of these units will be tendered in this offer. The following table sets forth the number of units held as of December 31, 2004 by (i) each person that, to our knowledge, beneficially owns more than 5% of the total number of units, (ii) each officer or director of Newkirk MLP Corp., the manager of your partnership's general partner, and (iii) the directors and executive officers of Newkirk MLP Corp. as a group.

Name and Address of Beneficial Owner (1)	Number of Units		Percent of Total Units
Michael L. Ashner	3,657,210	(2)(3)(5)	57.92%
Apollo Real Estate Investment Fund III, L.P.
Apollo Real Estate Advisors III, L.P.
Apollo Real Estate Management III, L.P.
Vornado Realty Trust 888 Seventh Avenue New York, NY 10019	1,422,400	(3)(4)(5)	22.53%
Peter Braverman	0		—
Thomas Staples	0		—
Carolyn Tiffany	0		—
All executive officers and directors as a group (4 individuals)	3,657,210	(2)(3)(5)	57.92%

(1)
The address for Apollo Real Estate Investment Fund III, L.P. ("Apollo Fund"), Apollo Real Estate Advisors III, L.P. ("Apollo Advisors"), and Apollo Real Estate Management III, L.P. ("Apollo Management") is 2 Manhattanville Road, Purchase, New York 10577. The address for Mr. Ashner and Mr. Braverman is Two Jericho Plaza, Wing A, Suite 111, Jericho, New York 11753. The address for Mr. Staples and Ms. Tiffany is 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.

(2)
Comprised of units that are held by Newkirk RE Holdings LLC, Newkirk NL Holdings LLC, Newkirk Tender Holdings LLC, Marbax Venture LLC, AP-WIN Associates, L.L.C., AP-III WEM WIN Tender LLC and AP-IV WEM WIN Tender LLC, each of which is directly or indirectly controlled by either WEM-Brynmawr Associates LLC, WEM Fund 1998 Limited Partnership or WEM-WIN Tender Associates (the "WEM Entities") and by Apollo Fund. For purposes of Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), as the sole manager of each of the WEM Entities, Mr. Ashner may be deemed to be the beneficial owner of all units beneficially owned by the WEM Entities. In addition, for purposes of Section 13 of the Exchange Act, as the general partner of Apollo Fund, Apollo Advisors may be deemed to be the beneficial owner of all units beneficially owned by Apollo Fund, and all such units may be deemed to be beneficially owned by Apollo Management as the day-to-day manager of Apollo Fund.

(3)
Due to the relationships between the individual and entities referred to on this chart and in notes (2) and (4) thereto, such individual and entities may be deemed to constitute a "group" for purposes of Section 13d-3 of the Exchange Act.

(4)
Comprised of units that are held by VNK Corp., Vornado Newkirk L.L.C. and Vornado Realty L.P., each of which is controlled by Vornado Realty Trust.

(5)
Pursuant to the terms of a court-approved settlement of an action, we anticipate that within the next few months a total of approximately 63,234 units will be transferred by members of the Newkirk Group to other unitholders. Following such transfer the number of units beneficially owned by Mr. Ashner and the Apollo entities, Vornado Realty Trust and all executive officers and directors as a group will be reduced to approximately 3,611,683 (57.2%), 1,404,693 (22.25%) and 3,611,683 (57.2%), respectively. A description of this settlement is contained in our Form 10-Q for the quarter ended September 30, 2004

        The portion of Amendment No. 3 to the Partnership's Form 10, filed with the SEC on May 14, 2004, entitled "ITEM 7. CERTAIN RELATIONSHIPS INVOLVING THE PARTNERSHIP" describes material agreements involving your partnership and its affiliates and is incorporated by reference herein.

        Other than as set forth under the heading "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—Option Modification" AND "ITEM 1. BUSINESS—Description of Assets—The Subordinate Mortgage Interests" in Amendment No. 3 to your partnership's Form 10, there are no agreements, arrangements or understandings, between the partnership, the general partner or any of the officers or directors of the manager of the general partner with respect to any securities of your partnership.

        During the past 60 days there have been no transactions in your partnership's units effected by your partnership, your general partner, the manager of your general partner or any executive officer, director, affiliate or subsidiary of your partnership, your general partner or the manager.

        Section 11.    Source of Funds.    We expect that approximately $4,226,838 exclusive of fees and expenses) will be required to purchase all of the 99,455 units we are seeking in this offer. As indicated above, your partnership will use its cash reserves to purchase the units.

        Section 12.    Background of the Offer.    Your partnership is making this offer to afford liquidity to limited partners and because the general partner believes that the purchase of units is an attractive investment for your partnership.

        The purchase price of $42.50 per unit is substantially below the general partner's $85.48 per unit estimate of the net asset value of your partnership as of December 31, 2004. In estimating asset values your general partner used a discounted cash flow methodology. Properties were valued by (i) discounting the anticipated cash flow stream from the properties during their primary lease term to January 1, 2005 utilizing discount rates based primarily on the tenant's cost of borrowing and (ii) estimating the value of each property at the end of the basic lease term based on the lower of the renewal rent or estimated market rent, capitalizing the rent so determined at a rate based on the nature of the property and whether the partnership owned the land on which the property was located, and discounting that amount to January 1, 2005 using the same discount rate used in capitalizing the rent. Mortgage interests were valued by discounting anticipated cash flow over the life of the loans to January 1, 2005 using various discount rates based on the nature of the underlying properties. Management fees were valued by discounting to January 1, 2005 recurring fees payable over remaining lease terms, including renewals, using a 12% discount rate. Ground leases owned by your partnership were valued by discounting future ground lease rents to January 1, 2005 using a 10% discount rate.

        The estimate also (i) included your partnership's cash balances as of January 1, 2005, (ii) assumed the sale of three properties whose sales were anticipated to occur in 2005, (iii) deducted the December 31, 2004 balance on your partnership's loan from Bank of America, (iv) deducted mortgage balances anticipated to be outstanding at the end of primary lease terms discounted to January 1, 2005 based on the nature of the property, and (v) estimated future costs of administering the partnership through the expiration of the primary term of the lease of partnership properties and discounted that amount to January 1, 2005 utilizing an 8% discount rate. The estimate also assumes that your partnership will exercise in December 31, 2008 the option it holds to acquire T-Two Partners which beneficially owns second mortgages encumbering your partnership's properties as well as other properties. Upon exercising that option, the outstanding debt owed by T-Two Partners to Bank of America would be paid. The estimate deducted the present value of the estimated amount of that debt based on a 9% discount rate and also included the present value, based on the same discount rate, of the excess cash balances of T-Two Partners that your partnership would be entitled to receive.

        Your partnership believes that the above methodology is an appropriate method for determining the net asset value of your partnership. The utilization of different valuation methods, capitalization rates or assumptions also could be appropriate.

        Your partnership's primary lender has estimated the per unit net asset value of your partnership at $94.93 as of December 31, 2004. While the lender used a valuation methodology similar to the method used by the general partner, the lender assumed for valuation purposes that all properties would have a 10 year cash flow stream regardless of whether the basic term expired within those 10 years. Your partnership believes that this methodology is the primary reason why the lender's net asset value is higher than the general partner's estimate.

        No independent person has been retained to evaluate or render any opinion on the fairness of the offer price and no representation is made by your partnership as to the fairness of the offer. You are urged to consider carefully all of the information contained herein and consult with your own advisors, tax, financial or otherwise, in evaluating the terms of our offer before deciding whether to tender your units.

        Section 13.    Conditions of the Offer.    Notwithstanding any other term of this offer, your partnership shall not be required to accept for payment or to pay for any units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by this offer shall have been obtained or occurred on or before the expiration date.

        Your partnership shall not be required to accept for payment any units tendered and may terminate or amend this offer if at any time on or after the date of this offer and prior to the expiration date, any of the following conditions exists or has been determined by your partnership to exist:

  (a)
  a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of this offer or the acceptance for payment of or payment for any units by us, (ii) causes any material diminution of the benefits to be derived by your partnership as a result of the transactions contemplated by this offer, or (iii) might materially adversely affect your partnership's business, properties, assets, liabilities, financial condition, operations, results of operations or prospects;

  (b)
  there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to this offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

  (c)
  any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of your partnership, which, in your partnership's reasonable judgment, is or may be materially adverse to your partnership;

  (d)
  there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any units in this offer, or otherwise directly or indirectly relating to this offer, or otherwise which, in our reasonable judgment, may adversely affect your partnership;

  (e)
  your partnership or the general partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business and consistent with past practice; or

  (f)
  there shall have occurred (i) any general suspension of trading in, or limitation on trading or prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse affect on our business, condition (financial or other) income, operations or prospects or that, in our judgment, makes it inadvisable for us to proceed with this offer or (vii) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof.

        Notwithstanding anything to the contrary set forth above, the above conditions must be satisfied or waived prior to the expiration date of this offer and we will exercise a standard of reasonableness in determining whether the conditions have been satisfied.

  Section 14.    Certain Legal Matters.

        General.    Except as set forth in this Section 14, we are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of units by us in this offer. Should any such approval or other action be required, it is our present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of units tendered in this offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate this offer without purchasing units hereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

        Antitrust.    We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

        Margin Requirements.    The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly such regulations are not applicable to this offer.

        State Takeover Laws.    A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. Although we have not attempted to comply with any state anti-takeover statutes in connection with this offer, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to this offer and nothing in this offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to this offer, we might be unable to accept for payment or purchase units tendered in this offer or be delayed in continuing or consummating this offer. In such case, we may not be obligated to accept for purchase or pay for any units tendered.

        Section 15.    Fees and Expenses.    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units in this offer. We will pay all costs and expenses of printing and mailing this offer and its legal fees and expenses. You will be responsible for the payment of any fees charged by your broker for assisting you in tendering your units or any fee charged by a custodian or other trustee of an Individual Retirement Account or profit sharing plan that is the record owner of your units.

        Section 16.    Miscellaneous.    This offer is not being made to, nor will tenders be accepted from or on behalf of, holders of units in any jurisdiction in which the making of this offer or the acceptance thereof would not comply with the laws of that jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require this offer to be made by a licensed broker or dealer, this offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

        We have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, together with exhibits, furnishing additional information with respect to this offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 9 of this offer, except that this material will not be available at the regional offices of the Securities and Exchange Commission.

THE NEWKIRK MASTER LIMITED PARTNERSHIP

February 22, 2005

        The letter of transmittal and any other required documents should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee to us at its address set forth below:

Via U.S. Mail:	Attention: Special Projects Department
P.O. Box 9507
Boston, Massachusetts 02114

Via Overnight Courier	Attention: Special Projects Department
7 Bulfinch Place
Suite 500
Boston, Massachusetts 02114

Via Facsimile:	(617) 570-4710

For Information Call:	(888) 448-5554

        Any questions or requests for assistance or for additional copies of this offer or the letter of transmittal may be directed to us at the telephone number and address listed above. To confirm delivery of your letter of transmittal and related documents, please contact us.

QuickLinks

  Exhibit 99(a)(1)
THE NEWKIRK MASTER LIMITED PARTNERSHIP
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
RISK FACTORS
THE TENDER OFFER